Exhibit 3.2

JAKKS PACIFIC, INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF
THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF,

OF

SERIES A SENIOR PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

JAKKS Pacific, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that the Board of Directors of the Corporation (the “Board”), on August 9, 2022, duly approved and adopted the following resolution:

WHEREAS, in connection with a transaction agreement, entered into by and among the Corporation and the parties thereto, including the Investors, effective August 9, 2019, the Corporation issued, and the Investors acquired, 200,000 shares of a newly authorized series of Preferred Stock (as defined below), to be referred to as the Series A Preferred Stock (as defined below), having the terms set forth in this Certificate of Designations; and

WHEREAS, pursuant to the authority vested in the Board by the Corporation’s certificate of incorporation (as further amended or restated from time to time, the “Certificate of Incorporation”), the Board created, authorized and provided for the issuance, out of the authorized but unissued shares of the preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”), of a total of 200,000 shares of a new series of Preferred Stock; and

WHEREAS, the Board, with the requisite consent of the holders of the Preferred Stock are desirous that the Preferred Stock, from this day forward, shall have the designation set forth below.

NOW, THEREFORE, BE IT RESOLVED, that the Preferred Stock shall have the number of shares constituting such series and the powers, preferences and rights, and qualifications, limitations and restrictions, of such series as follows (certain capitalized terms used in this Certificate of Designations having the meanings set forth in Section 15 below):

Section 1.    Designation; Number of Shares. The shares of such series of the Preferred Stock shall be designated as the “Series A Senior Preferred Stock,” par value $0.001 per share, of the Corporation (the “Series A Preferred Stock” and, the outstanding shares of Series A Preferred Stock at any time of determination, the “Series A Preferred Shares”). The number of shares constituting such series shall be Two Hundred Thousand (200,000) shares. Each Series A Preferred Share shall be identical in all respects to every other Series A Preferred Share.

Section 2.    Ranking. The Series A Preferred Stock shall rank, with respect to the payment of dividends and distributions, whether upon a Liquidity Event or otherwise, and in the liquidation, dissolution or winding up, and upon any distribution of the assets of, the Corporation: (i) on a parity with any future series of Preferred Stock that by its express terms ranks on a parity with the Series A Preferred Stock with respect to payment of dividends and distributions and/or in the liquidation, dissolution or winding up, and upon any distribution of the assets, of the Corporation and is issued in accordance with Section 7(c) hereof (collectively, “Parity Securities”) and (ii) senior to all Junior Securities of the Corporation. As described below in Section 7, and subject to any exceptions set forth therein, (i) the issuance after the Issue Date of any additional Series A Preferred Shares or any Parity Securities will be subject to prior approval by Holders of at least ninety-five percent (95%) of the then-outstanding Series A Preferred Shares and (ii) the issuance after the Issue Date of shares of any series of Preferred Stock of the Corporation that by its express terms ranks senior to the Series A Preferred Stock with respect to payment of dividends and distributions and/or in the liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation (collectively, “Senior Securities”) will be subject to prior approval by Holders of one hundred percent (100%) of the then-outstanding Series A Preferred Shares. The Series A Preferred Stock shall be subordinate, and rank junior in right of payment, to all indebtedness of the Corporation and to any Senior Securities issued in accordance with Section 7(d) hereof and clause (ii) of the preceding sentence.

Section 3.    Maturity. The Series A Preferred Stock has no stated maturity. Series A Preferred Shares will remain outstanding indefinitely unless and until redeemed or repurchased in accordance with the terms of this Certificate of Designations.

Section 4.    Dividends.

(a)    Dividends and Liquidation Accretion. Dividends (“Dividends”) shall be payable in cash if declared by the Board, subject to the covenants contained in the Corporation’s Credit Agreements. To the extent not declared and paid in cash on a Dividend Payment Date (as defined below), Dividends shall accrue on each Dividend Payment Date by an automatic increase in the Accreted Amount (as defined below) of each Series A Preferred Share (whether or not there are funds of the Corporation legally available for the payment of Dividends to the Corporation’s stockholders under the DGCL) in an amount equal to the amount of Dividends accrued on such Series A Preferred Share (based on the per annum Dividend Rate) for the applicable quarterly Dividend Period (as defined below) ending on the day preceding such Dividend Payment Date, rounded to the nearest $1.00.

(b)    Dividend Rate. “Dividend Rate” means a rate of 6.0% per annum on the Accreted Amount. Dividends shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(c)    Dividend Payment Date; Dividend Period.

(i)    A “Dividend Payment Date” shall mean each January 1, April 1, July 1 and October 1 after the Issue Date.

(ii)    A “Dividend Period” shall mean each quarterly period commencing on a Dividend Payment Date and ending on and including the last calendar day of the calendar quarter ending on the March 31, June 30, September 30 or December 31 immediately preceding the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Issue Date and end on September 30, 2019.

(d)    Accreted Amount. “Accreted Amount” shall mean, with respect to a Series A Preferred Share, as of any time of determination, the Initial Accreted Amount of a Series A Preferred Share, as it may be automatically increased on each quarterly Dividend Payment Date pursuant to the accrual of Dividends not declared and paid in cash in accordance with the second sentence of Section 4(a) above, and as it may be reduced by any partial redemptions, repurchases or other acquisitions with respect to such Series A Preferred Share.

(e)    Restriction on Payment of Dividends and Distributions to Common Stock and Junior Securities. No dividends shall be paid or distributions made on any Common Stock or any other Junior Securities at any time when any Series A Preferred Shares continue to be outstanding; provided, however, that dividends or distributions may be paid or made on shares of Common Stock or any other Junior Securities in the form of shares of Common Stock or any other Junior Securities.

Section 5.    Liquidation Preference.

(a)    Liquidation Preference. Upon the occurrence of a Liquidity Event (as defined below), the Holders will be entitled to receive (out of the assets of the Corporation legally available for distribution to the Corporation’s stockholders), prior to and in preference to any distribution or payment to holders of Common Stock or any other Junior Securities, an amount (the “Liquidation Preference”) for each Series A Preferred Share, payable in cash (or, if approved by the Board and a majority of the outstanding shares of Series A Preferred shares, in securities or other property (or a combination thereof)), equal to (i) if paid concurrently with consummation of an Acceptable Transaction (as defined below), twenty percent (20%) of the Accreted Amount of such Series A Preferred Share, or (ii) if other than as set forth in the preceding clause (i), one hundred fifty percent (150%) of the Accreted Amount of such Series A Preferred Share, in each case, plus any accrued and unpaid Dividends on such Series A Preferred Share. Upon payment to Holders of the full amount of the Liquidation Preference, all outstanding Series A Preferred Shares shall be cancelled and retired and shall no longer be considered outstanding. As described under Section 7(b), the taking by the Corporation of any of the actions described in clause (i) thereof will require prior approval of Required Holders.

(b)    If, upon any Liquidity Event, the assets of the Corporation legally available for distribution to the Corporation’s stockholders are insufficient to pay the Holders the full amount of such Liquidation Preference for each outstanding Series A Preferred Share (and the full amount (if any) to which the holders of any outstanding Parity Securities are entitled under the terms of such Parity Securities in connection with such Liquidity Event), the Holders (and the holders of such Parity Securities, as applicable) will share ratably in any such distribution of the assets of the Corporation in proportion to the full respective amounts (if any) to which they are entitled with respect to their Series A Preferred Shares (and Parity Securities, respectively) upon such Liquidity Event. After payment to the Holders of the full amount of such Liquidation Preference to which they are entitled for each Series A Preferred Share, the Holders as such will have no further right or claim to any of the assets of the Corporation in their capacity as Holders. No holder of Junior Securities shall receive any cash or other consideration upon a Liquidity Event by reason of such holder’s ownership of such Junior Securities unless the full amount of such Liquidation Preference to which Holders are entitled in respect of all outstanding Series A Preferred Shares are entitled upon such Liquidity Event have been paid in full.

(c)    Liquidity Event. A “Liquidity Event” shall mean the occurrence of any of the following:

(i)    the sale, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries (or their respective successors holding in the aggregate all or substantially all of such assets) taken as a whole, whether by means of a sale of assets, share purchase, merger, consolidation, amalgamation or other business combination (other than (x) to the Corporation or one or more wholly owned Subsidiaries of the Corporation or (y) by way of such a transaction in which clause (ii) below is not triggered);

(ii)    the Corporation becomes aware of (by way of a report or any other filing pursuant to Rule 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), proxy, vote, written notice or otherwise) that any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of Persons, other than a Permitted Holder (as defined below), holds or has acquired (in one transaction or a series of related transactions) beneficial ownership of at least thirty percent (30%) of the total outstanding Voting Stock (as defined below) (measured by voting power rather than number of shares) of the Corporation; provided that if the Corporation is wholly owned by one or more parent companies or intermediate companies, beneficial ownership for purposes of this clause (ii) shall be measured at the ultimate (top-tier) parent company; provided, further, that in no event shall a Liquidity Event be deemed to have occurred by virtue of the execution or the existence of the Voting Agreements (as defined in the Transaction Agreement); or

(iii)    a liquidation, dissolution or winding up of the Corporation (other than a liquidation, dissolution or winding up occurring in connection with a Liquidity Event described in another clause of this definition).

(d)    Voting Stock. “Voting Stock” of any specified Person as of any date means capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person and, in the case of the Corporation, shall mean the Common Stock and not the Series A Preferred Stock. Notwithstanding the preceding or any provision of the Exchange Act, (i) a Person or group of Persons shall not be deemed to beneficially own Voting Stock subject to a bona fide stock or asset purchase agreement or merger agreement (or any option agreement, warrant agreement or similar agreement (or voting or similar agreement related thereto in connection with any such purchase or merger agreement)), including as a result of any transfer restrictions on such Voting Stock or any proxy or current right granted with respect to such Voting Stock, until the consummation of the acquisition in connection with the transactions contemplated by such agreement, (ii) if any group (other than a group that is a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Corporation owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Liquidity Event has occurred and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of a subject Person held by a parent entity of such subject Person unless it owns at least fifty-one percent (51%) of the total voting power of the Voting Stock of the ultimate parent entity.

Section 6.    Voting Rights. The Holders will have the right to vote, as a separate class, on the matters described in Section 7. Subject to the voting rights referred to in the immediately prior sentence, the Series A Preferred Stock will not have any voting rights except to the extent required by the DGCL. The Holders shall be entitled, in accordance with the Corporation’s Bylaws, to notice of all meetings of Holders.

Section 7.    Protective Provisions.

(a)    For so long as any Series A Preferred Shares remain outstanding, the prior approval (by affirmative vote or written consent) of Holders of at least eighty percent (80%) of the then-outstanding Series A Preferred Shares, voting as a separate class, shall be required for the following:

(i)    any stock dividend, stock split, stock distribution, stock combination or reverse stock split, in each case with respect to, or any increase or decrease in par value of, the Series A Preferred Stock (other than, for the avoidance of doubt, increases in the Accreted Amount as described herein);

(ii)    any amendment of the Corporation’s Certificate of Incorporation (including this Certificate of Designations) that directly or indirectly alters or changes the powers, preferences or special rights of the Series A Preferred Stock so as to affect the Holders adversely;

(iii)    any amendment of the Corporation’s Bylaws that directly or indirectly alters or changes the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely;

(iv)    any waiver of any restriction contained in this Certificate of Designations on the declaration or payment of dividends or distributions on the Common Stock or any Junior Securities; and

(v)    any material change in the Corporation’s line of business.

(b)    For so long as any Series A Preferred Shares remain outstanding, the prior approval (by affirmative vote or written consent) of Required Holders, voting as a separate class, shall be required for the entering into by the Corporation of a definitive agreement for, or the approval by the Board of any action that will constitute or result in, a Liquidity Event; provided, however, that the foregoing shall not apply to an Acceptable Transaction.

(c)    For so long as any Series A Preferred Shares remain outstanding, the prior approval (by affirmative vote or written consent) of Holders of at least ninety-five percent (95%) of the then-outstanding Series A Preferred Shares, voting as a separate class, shall be required for the following:

(i)    the issuance of any additional Series A Preferred Shares (it being understood that the payment of Dividends by an increase in the Accreted Amount pursuant to the second sentence of Section 4(a) of this Certificate of Designations shall not constitute an issuance of additional Series A Preferred Shares); and

(ii)    the creation of, or issuance of shares of, any future series of Parity Securities.

(d)    For so long as any Series A Preferred Shares remain outstanding, the prior approval (by affirmative vote or written consent) of Holders of one hundred percent (100%) of the then-outstanding Series A Preferred Shares, voting as a separate class, shall be required for (i) the creation of, or issuance of shares of, any future series of Senior Securities, and (ii) any amendment of this Section 7(d).

(e)    The agreements of the Corporation in Section 7(a)-7(d), insofar as they govern or purport to govern conduct concerning any Subsidiary of the Corporation, are being made by the Corporation solely in its capacity as the controlling stockholder, member, manager or partner, as the case may be, of each Subsidiary and not by it or any of the Subsidiary’s members, managers, partners, officers or directors in any fiduciary capacity, and nothing herein shall require the Corporation to act in any way that would cause any stockholder, member, manager, partner, director or officer of any such Subsidiary to act in a manner that would violate legally imposed fiduciary duties applicable to any such shareholder, director or officer.

Section 8.    Intentionally Omitted.

Section 9.    Redemption and Repurchases.

(a)    Optional Redemption by the Corporation.

(i)    At any time, and from time to time, after the Term Loan Credit Agreement is paid in full in cash, the Corporation may, subject to the covenants contained in the Corporation’s Credit Agreements, redeem all or a portion of the Series A Preferred Shares, for cash at the Liquidation Preference plus accrued and unpaid Dividends (if any) on the Series A Preferred Shares redeemed, up to but not including the applicable redemption date (the “Redemption Price”). In the event that at any time fewer than all of the Series A Preferred Shares are to be redeemed by the Corporation pursuant to an optional redemption, the redemption shall be made pro rata in proportion to the number of shares held by each Holder.

(ii)    The Corporation shall provide notice of any redemption pursuant to this Section 9(a), at least ten (10) days but not more than sixty (60) days prior to the redemption date, to each Holder of record of Series A Preferred Shares to be redeemed at such Holder’s address appearing on the stock register of the Corporation. Each such notice shall state (i) the date fixed for such redemption, (ii) the place or places where certificates (if the shares are certificated) for the Series A Preferred Shares called for redemption are to be surrendered for payment, (iii) the Redemption Price, (iv) that unless the Corporation defaults in making the redemption payment, Dividends on the Series A Preferred Shares called for redemption shall cease to accrue on and after the redemption date, (v) that if fewer than all of the Series A Preferred Shares owned by such Holder are then to be redeemed, the number of shares or aggregate Liquidation Preference of which are to be redeemed and (vi) if such notice of redemption is subject to one or more conditions, a description of such conditions.

Notice of any redemption, and any such redemption, of the Series A Preferred Shares may, at the Corporation’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of any transaction, or series of transactions, or event, or series of events, as the case may be, and any such notice may, at the Corporation’s discretion, be given in advance of completion or occurrence of any transaction, or series of transactions, or event, or series of events, as the case may be. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Corporation’s discretion, the redemption date may be delayed until such time (including more than sixty (60) days after the date the notice of redemption was provided) as any or all such conditions shall be satisfied (or waived by the Corporation in the Corporation’s discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Corporation in the Corporation’s discretion) by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Corporation’s discretion if in the good faith judgment of the Corporation any or all of such conditions will not be satisfied. In addition, the Corporation may provide in such notice that payment of the Redemption Price and performance of the Corporation’s obligations with respect to such redemption may be performed by another Person.

If a notice of redemption shall have been so given that is not subject to one or more conditions precedent (or if such conditions precedent have been satisfied or waived by the Corporation in the Corporation’s discretion) and if prior to the date of redemption specified in such notice all funds necessary to pay the aggregate Redemption Price for such redemption shall have been irrevocably deposited in trust, for the account of the Holders to be redeemed, with a bank, trustee or trust company named in such notice doing business in New York, New York, and having capital and surplus of at least $500,000,000, then, without awaiting the redemption date, all Series A Preferred Shares with respect to which such notice shall have been so given (and any such conditions precedent shall have been satisfied or waived by the Corporation in the Corporation’s discretion) and such deposit shall have been so made thereupon shall, notwithstanding that any certificate for Series A Preferred Shares shall not have been surrendered for cancellation, be deemed no longer to be outstanding, and all rights with respect to such Series A Preferred Shares forthwith upon such deposit in trust shall cease and terminate, except for the right of the Holders thereof on or after the redemption date to receive out of such deposit the applicable Redemption Price, without interest. If the Holders of any Series A Preferred Shares which have been called for redemption shall not within two (2) years (or any longer period required by law) after the applicable redemption date claim any amount so deposited in trust for the redemption of such shares, then such bank or trust company shall, if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and thereupon shall be relieved of all responsibility in respect thereof; and thereafter the Holders of such shares shall, subject to applicable unclaimed property laws, look only to the Corporation for payment of the Redemption Price for such shares, without interest.

Upon surrender, in accordance with such notice, of the certificates for any shares so redeemed, the applicable Redemption Price shall be paid in cash by wire transfer of immediately available funds to an account or accounts designated by such Holder.

In the event that less than all of the Series A Preferred Shares represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be promptly issued to the Holder thereof without cost to such Holder.

(b)    Restrictions on Redemption or Repurchase of Series A Preferred Stock, Parity Securities or Junior Securities. Except as set forth below, so long as any shares of Series A Preferred Stock continue to be outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to (i) redeem or repurchase any Series A Preferred Shares (except on a pro rata basis among all Holders of the Series A Preferred Stock, and subject to the covenants contained in the Corporation’s Credit Agreements) or any future shares of Parity Securities (except for any redemptions or repurchases of Parity Securities pursuant to the terms of such Parity Securities on a pro rata basis with the Series A Preferred Stock) or (ii) redeem or repurchase any shares of Common Stock (or shares of any future series of Junior Securities) or any equity interests in any of the Corporation’s Subsidiaries for cash or other property or make any distributions of cash or other property with respect to Common Stock (or any other Junior Securities) or any equity interests in any of the Corporation’s Subsidiaries; provided, however, that the foregoing shall not prohibit any of the following:

(i)    the repurchase, redemption, retirement or other acquisition of equity interests or settlement of equity awards upon any death, disability, retirement or termination of the holder thereof pursuant to any equity plan, equity option plan or other benefit plan approved by the Board or any employment, severance, termination or other agreement approved by the Board;

(ii)    (x) payments made (including estimated payments) in respect of withholding, payroll, social security or similar taxes or obligations, (y) repurchases (or deemed repurchases) or withholdings of equity interests in connection with the exercise of equity interests or the vesting of equity awards if such interests represent all or a portion of the exercise price thereof, and (z) payments in lieu of the issuance of fractional equity interests;

(iii)    any distribution, repurchase, redemption, retirement or other acquisition for consideration that consists solely of Junior Securities; or

(iv)    any dividend or distribution by a Subsidiary of the Corporation to the Corporation or one or more other Subsidiaries of the Corporation and to each other holder of equity of such Subsidiary based on their relative ownership interests of such equity.

Section 10.    Written Consent. Any action as to which a class vote of the Holders is required pursuant to the terms of this Certificate of Designations or the DGCL may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Series A Preferred Shares entitled to vote thereon were present and voted and shall be delivered to the Corporation.

Section 11.    Pre-Emptive Rights. In the event additional Series A Preferred Shares or shares of any future series of Parity Securities are offered for sale by the Corporation, the Holders will have the right to purchase their respective pro rata shares of the new shares offered, based upon their respective percentage ownership of the Series A Preferred Stock (taken together as a single class). This right will not apply to increases in the Accreted Amount of the Series A Preferred Stock or any similar increase with respect to any Parity Securities.

Section 12.    Transfer Restrictions.

(a)    Unless the Series A Preferred Stock becomes listed on a national securities exchange, Series A Preferred Shares can be transferred only to institutional “accredited investors” (as defined in Rule 501(a)(1), (a)(2), (a)(3) or (a)(7) under the Securities Act of 1933, as amended (the “Securities Act”)) in private transactions exempt from registration requirements under federal and state securities laws (and subject to delivery to the Corporation of customary representation letters from the transferor and the transferee and, if requested by the Corporation, a customary legal opinion).

(b)    Any transfer of Series A Preferred Stock to a competitor of the Corporation (to be identified on a schedule made available to Holders, which schedule may be updated from time to time by the Board) will be prohibited if not approved in advance by the Board (excluding the vote of the Preferred Directors) or by a majority of a committee of the Board consisting of directors other than the Preferred Directors.

(c)    The Series A Preferred Shares will not be subject to any right of first offer/first refusal or any drag-along or tag-along rights or other similar rights.

Section 13.    No Conversion or Exchange Rights. The Holders shall not have any right to convert the Series A Preferred Shares into, or to exchange the Series A Preferred Shares for, any other class or series of capital stock or obligations of the Corporation or any Subsidiary of the Corporation, and the Holders shall not have the right to require the Corporation to repurchase, redeem or otherwise acquire the Series A Preferred Stock except as set forth in Section 9 hereof.

Section 14.    Related Party Transactions.   For so long as any Series A Preferred Shares remain outstanding, and in addition to such review and oversight as may be required pursuant to the rules and regulations of Nasdaq, the approval of at least six (6) directors shall be required for any related person transaction within the meaning of Item 404 of Regulation S-K under the Act, including, without limitation, the adoption of, or any amendment, modification or waiver of, any agreement or arrangement related to any such transaction.

Section 15.    Additional Definitions. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)    “ABL Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 9, 2019, as such agreement may be amended, amended and restated or otherwise modified or replaced from time to time, among the Corporation, Disguise, Inc., JAKKS Sales LLC, Maui, Inc., Moose Mountain Marketing, Inc. and Kids Only, Inc., as borrowers, the guarantors party thereto from time to time, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent.

(b)    “Acceptable Transaction” means a transaction pursuant to which one hundred percent (100%) of the Common Stock is acquired for cash (including by means of a merger, consolidation, amalgamation or other business combination) by any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of Persons, so long as concurrently therewith all outstanding indebtedness under the Term Loan Credit Agreement is paid in full in cash; provided that a definitive acquisition agreement with respect to such transaction is entered into and publicly announced by September 30, 2019 and such transaction is consummated within sixty (60) days thereafter.

(c)    “Affiliate” means, for any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlled by” and “under common control with” have correlative meanings. An “Affiliate” of any Holder shall not include any portfolio companies of such Holder.

(d)    “Business Day” means any day except a Saturday, a Sunday or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

(e)    “Bylaws” means the Second Amended and Restated Bylaws of the Corporation, adopted by the Board of Directors on August 9, 2019, as such may be further amended, amended and restated or otherwise modified from time to time in accordance with the terms thereof and the provisions of Section 7 hereof.

(f)    “Certificate of Designations” means this certificate of designations for the Series A Preferred Stock, to be filed with the Secretary of State of the State of Delaware, as such may be amended, amended and restated or otherwise modified from time to time in accordance with Section 17(g) below.

(g)    “Common Stock” means the shares of common stock, par value $0.001 per share, of the Corporation.

(h)    “Credit Agreements” means (i) the ABL Credit Agreement, (ii) the Term Loan Credit Agreement and (iii) any other debt facilities, indentures or other arrangements with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes or other indebtedness, that restates or replaces any of the foregoing, in each case as further amended, amended and restated or otherwise modified or replaced from time to time (whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original facilities or credit agreements or one or more other facilities credit agreements or other agreements, indentures, financing agreements or otherwise).

(i)    “DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

(j)    “Holders” means, at any time, the holders of Series A Preferred Shares as they then appear in the registry for the Series A Preferred Stock in the records of the Corporation.

(k)    “Initial Accreted Amount” means $100.00 per Series A Preferred Share.

(l)    “Investors” means the entities named on Schedule 2.01 to the Transaction Agreement.

(m)    “Issue Date” means August 9, 2019.

(n)    “Junior Securities” means the Common Stock and each other existing or future class or series of capital stock of the Corporation, except for (x) any Parity Securities and (y) any Senior Securities issued in accordance with Section 7(d) hereof.

(o)    “Permitted Holders” means, collectively, the following (each, a "Permitted Holder"): (a) each of the Investors, (b) Affiliates of the Persons referred to in the preceding clause (a), (c) any Person that has no material assets (other than Equity Interests in the Corporation, cash and cash equivalents) and of which no Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act), other than Persons referred to in the preceding clauses (a) and (b), holds more than 30% of the total voting power of the Equity Interests of such Person, and (iv) any “group” the members of which include one or more Permitted Holders (a "Permitted Holder Group"), so long as no Person or “group”, other than Persons referred to in the preceding clauses (a), (b) and (c), beneficially owns more than 30% of the total Equity Interests in the Corporation held by the Permitted Holder Group.

(p)    “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, governmental authority or any other entity.

(q)    “Required Holders” means, at any time, Holders of more than fifty percent (50%) of the then-outstanding Series A Preferred Shares.

(r)    Intentionally Omitted.

(s)    “Subsidiary” shall mean, with respect to the Corporation, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated in the Corporation’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) or more than fifty percent (50%) of the Voting Stock (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) are, as of such date, owned or controlled by the Corporation or one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.

(t)    “Term Loan Credit Agreement” means the First Lien Term Loan Facility Credit Agreement, dated as of August 9, 2019, as such may be amended, amended and restated or otherwise modified or replaced from time to time, among the Corporation, Disguise, Inc., JAKKS Sales LLC, Maui, Inc., Moose Mountain Marketing, Inc. and Kids Only, Inc., as borrowers, the Corporation, as borrower representative, the guarantors party thereto from time to time, the lenders party thereto from time to time and Cortland Capital Market Services LLC, as agent. From and after April 26, 2022, the term “Term Loan Credit Agreement” shall mean the First Lien Term Loan Facility Credit Agreement, dated as of April 26, 2022, by and among JAKKS Pacific, Inc. and its subsidiaries parties thereto as borrowers, the lenders party thereto, as lenders, and BSP Agency, LLC, as agent, as such may be amended, amended and restated or otherwise modified or replaced from time to time.

(u)    “Transaction Agreement” means the Transaction Agreement, dated as of August 7, 2019, entered into by and among the Corporation and the parties thereto, including the Investors.

Section 16.    Share Certificates; Legends.

(a)    If any certificates representing Series A Preferred Shares shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the lost, stolen or destroyed certificate, a new Series A Preferred Share certificate of like tenor and representing an equivalent number of Series A Preferred Shares, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity by the Holder thereof, if requested, reasonably satisfactory to the Corporation.

(b)    If the Series A Preferred Shares are certificated, each certificate representing Series A Preferred Shares shall contain a legend substantially to the following effect (in addition to any legends required under applicable securities laws):

THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) IN COMPLIANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATIONS AND (B)(1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), PROVIDED THAT THE CORPORATION, IF IT SO REQUESTS, RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT

REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

If the Series A Preferred Shares are not certificated, the book-entry or electronic registry shall include an electronic restriction and notation substantially to the effect of the foregoing.

Section 17.    Miscellaneous. For purposes of this Certificate of Designations, the following provisions shall apply:

(a)    Status of Cancelled Shares. Series A Preferred Shares which have been redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued Series A Preferred Shares, without designation as to series, until such shares are once more designated by the Board as part of a particular series of Series A Preferred Stock of the Corporation.

(b)    Severability. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(c)    Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(d)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes (a) when personally delivered or given by machine-confirmed facsimile or by email, (b) one Business Day after a writing is delivered to a national overnight courier service or (c) three Business Days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, in each case, addressed as set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice)

(e)    Interpretation. When a reference is made in this Certificate of Designations to Sections, paragraphs, clauses or similar subdivisions, such reference shall be to a Section, paragraph, clause or subdivision to or of this Certificate of Designations unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(f)    Withholding. All payments, dividends and distributions on the Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, and amounts withheld, if any, shall be treated as received by the Holders in respect of which such amounts were withheld, provided, however, that the Corporation’s withholding obligations with respect to the Series A Preferred Stock shall be subject to the provisions of Section 3.14 of the Transaction Agreement. The Corporation shall have the right to take measures necessary to obtain cash to satisfy the Corporation’s withholding requirements with respect to any dividend or distribution (in each case as determined for U.S. federal income tax purposes) to the Holders, including by retaining, selling or liquidating property of the applicable Holders held by the Corporation in its custody or over which it has control. Each Holder shall indemnify the Corporation and its Affiliates for, and hold harmless the Corporation and its Affiliates from and against, any and all withholding tax, including penalties and interest, payable by or assessed against the Corporation or any of its Affiliates in respect of the Series A Preferred Shares held by such Holder.

Each Holder that is a United States person (as defined for U.S. federal income tax purposes) shall provide to the Corporation an executed copy of IRS Form W-9. Each Holder that is not a United States person shall provide to the Corporation an executed copy of the Form W-8 applicable to such Holder, which Form W-8 shall establish any exemption from, or reduction in, U.S. federal withholding tax to which such Holder is entitled in respect of the Series A Preferred Stock.

(g)    Amendment. No provision of this Certificate of Designations may be amended, including pursuant to or as a result of a merger, consolidation or business combination, except in a written instrument signed by the Corporation and approved by a vote or written consent of (i) in the case of those amendments expressly governed by Section 7(a), Section 7(c) or Section 7(d), by the applicable percentage of Holders set forth therein with respect to such amendment and (ii) otherwise, the Required Holders. Any of the rights of the Holders set forth herein may be waived by a vote or written consent (i) in the case of those amendments expressly governed by Section 7(a), Section 7(c) and Section 7(d), by the applicable percentage of Holders set forth therein and (ii) otherwise, the Required Holders. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(h)    Equity; No Collateral Protection. The Series A Preferred Stock is equity and has no collateral protection or security.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be executed by a duly authorized officer of the Corporation as of this 10th day of November, 2022.

JAKKS PACIFIC, INC.

By:      /s/JOHN L. KIMBLE
Name: John L. Kimble
Title:   Chief Financial Officer